Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS REPORTS SOLID REVENUE GROWTH

FOR FOURTH QUARTER AND 2009

Converts 2.4 million customers to solutions

ENGLEWOOD, COLO. (January 26, 2010) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer interaction management and billing solutions, today reported results for the quarter and year ended December 31, 2009.

Key Highlights:

•	Results for the quarter and year ended December 31, 2009, were as follows:

•	Fourth quarter results:

•	Total revenues were $127.8 million, an increase of three percent over the same period in 2008.

•	Non-GAAP operating income was $22.5 million, or 17.6% of total revenues, and GAAP operating income was $16.3 million, or 12.7% of total revenues.

•	Non-GAAP earnings per diluted share (EPS) was $0.40, and GAAP EPS from continuing operations was $0.24.

•	Full year results:

•	Total revenues were $500.7 million, an increase of six percent compared to 2008.

•	Non-GAAP operating income was $90.2 million, or 18.0% of total revenues, and GAAP operating income was $74.7 million, or 14.9% of total revenues.

•	Non-GAAP earnings per diluted share was $1.64, and GAAP EPS from continuing operations was $1.22.

•	Cash flows from operations for the quarter were $55.6 million, and $153.1 million for the year ended December 31, 2009.

•	During the fourth quarter, CSG had the following business successes:

•	CSG converted approximately 2.4 million customer accounts onto its systems, including triple play and business customers.

•	CSG extended its contractual relationship with DISH Network, CSG’s second largest client.

•	Time Warner Cable signed a contract for CSG’s WiMAX solution and Comcast signed a contract for CSG’s commercial services and WiMAX solutions.

“Our 2009 results demonstrate the strength of our solutions, client relationships and business model,” said Peter Kalan, president and chief executive officer for CSG Systems. “This year, we generated over $150 million in cash flows, invested 14% of our revenues in research and development, extended our relationship with DISH Network—resulting in no major clients contract coming up for renewal until the end of 2012, and have increased our market share in the cable space.”

CSG Systems International, Inc.

January 26, 2010

“Today we are helping our cable and DBS clients roll out new revenue-generating services like commercial, WiMAX and TV Everywhere, and we continue to diversify our revenue mix through our increased focus and cross-selling of our customer interaction management solutions into the utilities, healthcare and content markets.”

“Our results demonstrate that even in a very difficult business environment, our value proposition resonates with service providers looking to maximize and monetize every customer interaction. While we believe that next year may continue to be a difficult sales environment, we are confident that we have the right solutions, people and business to continue our success.”

Customer Accounts

Total customer accounts processed on CSG’s systems as of December 31, 2009, were 48.6 million, compared to 46.1 million customer accounts processed as of September 30, 2009, with the sequential increase related to conversions completed during the quarter. As of quarter-end, CSG had successfully completed all of the Charter customer conversions in the backlog. For the year, CSG converted a total of 3 million customer accounts onto its systems.

DISH Renewal

On November 30, 2009, CSG announced that it had extended its contractual relationship with DISH Network, CSG’s second largest client. The new agreement is effective January 1, 2010, and extends CSG’s contractual relationship with DISH through December 31, 2012 for processing and related services, and through December 31, 2014 for print and mail services. CSG’s previous contract with DISH expired on December 31, 2009. See CSG’s Form 8-K filed on November 30, 2009, for additional details and key terms of the new agreement.

Results of Operations

Revenues: Total revenues for the fourth quarter of 2009 were $127.8 million, a three percent increase from revenues of $123.6 million for the same period in 2008, with approximately two-thirds of this year-over-year increase attributed to organic growth factors, and a three percent increase from third quarter 2009 revenues of $124.5 million.

Total revenues for the full year 2009 were $500.7 million, a six percent increase when compared to 2008 revenues of $472.1 million, and exceeded CSG’s revenue guidance of $498-500 million for the year. The year-over-year increase in revenues can be attributed equally to acquisition and organic growth. These quarterly and full year results are reflective of the success CSG has experienced in its plan to grow top-line revenues through both acquisitions and organic growth.

Operating Income: Non-GAAP operating income for the fourth quarter of 2009 was $22.5 million, or 17.6% of total revenues, which compares to 18.6% for the same period last year. The non-GAAP operating income for the fourth quarter of 2009 excludes $6.3 million of data center transition expenses. GAAP operating income for the fourth quarter of 2009 was $16.3 million, or 12.7% of total revenues.

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January 26, 2010

Non-GAAP operating income for the full year 2009 was $90.2 million, or 18.0% of total revenues, which compares to 18.9% for the same period last year. The 2009 non-GAAP operating income excludes $15.5 million of data center transition expenses incurred during the year. GAAP operating income for the full year 2009 was $74.7 million, or 14.9% of total revenues.

Earnings per Share: Non-GAAP EPS for the fourth quarter of 2009 was $0.40, compared to non-GAAP EPS of $0.44 for the fourth quarter of 2008. Non-GAAP EPS excludes the impact of the following items from continuing operations on a tax-affected, per diluted share basis: (i) data center transition expenses; (ii) amortization of the original issue discount (OID) for CSG’s convertible debt securities; and (iii) gain on the repurchase of CSG’s convertible debt securities. GAAP EPS from continuing operations for the fourth quarter of 2009 was $0.24, compared to $0.46 for the same period last year.

Non-GAAP EPS for the full year 2009 was $1.64, compared to non-GAAP EPS of $1.65 for the full year 2008. GAAP EPS from continuing operations for the full year 2009 was $1.22, compared to $1.53 for 2008. The significant decrease in the fourth quarter and full year 2009 GAAP EPS relates primarily to the impact of the data center transition expenses between years.

Additional disclosures and reconciliations related to CSG’s use of non-GAAP financial measures are included in Exhibit 1 at the end of this press release.

Balance Sheet and Cash Flows

Balance Sheet: Certain key balance sheet items as of the end of the indicated quarters are as follows (in thousands):

	December 31, 2009	September 30, 2009	December 31, 2008
Cash, cash equivalents and short-term investments (1)	$198,377	$157,008	$141,217
Net trade accounts receivable	107,810	112,324	120,278
Long-term debt:
Par value	$170,300	$170,300	$200,300
Unamortized OID	(12,853)	(14,910)	(24,512)

Net debt carrying amount	$157,447	$155,390	$175,788

(1)	The increase in cash, cash equivalents and short-term investments between the third and fourth quarter of 2009 is due to strong cash flows generated from operating activities, as shown in the following cash flows table.

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January 26, 2010

Cash Flows: Certain key operating cash flow items for the indicated quarters and years then ended are as follows (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Cash Flows from Operating Activities:
Operations	$24,320	$24,558	$115,020	$114,761
Changes in operating assets and liabilities	31,291	(5,599)	38,039	(114)

Net cash provided by operating activities	$55,611	$18,959	$153,059	$114,647

Cash Flows from Investing Activities:
Purchases of property and equipment	$(5,837)	$(2,038)	$(40,313)	$(21,577)

Fourth quarter and full year 2009 cash flows from operations were positively impacted by favorable changes in working capital, primarily as a result of favorable timing of client payments.

During the quarter and year ended December 31, 2009, CSG spent $5.8 million and $40.3 million, respectively, on capital expenditures, which includes approximately $3 million and $16 million in the quarter and year, related to our data center transition efforts.

2010 Financial Guidance

Beginning in 2010, CSG’s calculation of its non-GAAP EPS is being modified to also exclude the impact of stock-based compensation and the amortization of acquired intangible assets, on a tax-affected, per diluted share basis, in addition to the current items excluded for 2009 purposes, as defined above.

A summary of CSG’s financial guidance for the full year 2010 is as follows:

Revenues	$520 - $530 million
Non-GAAP EPS	$2.05 - $2.13
GAAP EPS from continuing operations	$1.13 - $1.16

The non-GAAP EPS shown above is a non-GAAP financial measure and is explained in greater detail and reconciled to the comparable GAAP measure in the attached Exhibit 1. For additional information regarding CSG’s calculation of non-GAAP EPS going forward, including its application to comparable prior period results, please refer to the Investor Relations section of our website at www.csgsystems.com.

Conference Call

CSG will host a one-hour conference call on January 26, 2010, at 5:00 p.m. ET, to discuss CSG’s fourth quarter and full year 2009 results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com. In addition, to reach the conference by phone, dial (877) 941-2332 and ask the operator for the CSG Systems conference call and Liz Bauer, chairperson.

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January 26, 2010

Additional Information

For information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International, Inc.

Headquartered in Englewood, Colorado, CSG Systems International, Inc. (NASDAQ: CSGS) is a customer interaction management company that provides software- and services-based solutions that help clients engage and transact with their customers. With a 25-year heritage in providing customer management and billing solutions to North American cable and direct broadcast satellite companies, CSG has broadened its customer interaction management capabilities to proudly serve this client base as well as new, highly competitive industries including financial services, healthcare, utilities and more. Today, CSG’s solutions reach more than half of all U.S. households each month and manage over $36 billion in transactions annually on its clients’ behalf. For more information, visit our website at www.csgsystems.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) the concentration of approximately two-thirds of CSG’s revenues with four clients; as a result, the loss of business from any one of those clients could potentially have a material adverse impact to CSG’s financial results; 2) CSG’s dependency on a variety of computing environments and communications networks, as well as risks inherent to transitioning data centers, thus subjecting CSG to the risks of extended interruptions, outages, unauthorized access and corruption of data; 3) the timing, duration, and degree of an economic turnaround are uncertain; thus there can be no assurances regarding the performance of our business, and the potential impact to our clients and key vendors, resulting from the current economic conditions; 4) continued market acceptance of CSG’s Advanced Convergent Platform (ACP) and related products and services; 5) CSG’s ability to continuously develop and enhance products in a timely, cost-effective, technically advanced and competitive manner; 6) CSG’s ability to implement new solutions, and migrate or convert clients to our solutions in a timely and effective manner; 7) CSG’s dependency on the North American communications industry; as a result, key market factors such as further industry consolidation, new market entrants that may not be clients of CSG, macroeconomic conditions affecting the credit and equity markets generally, and/or the financial status of CSG clients may affect CSG’s ability to maintain and expand market share; 8) increasing competition in our market from companies of greater size and with broader presence in the communications sector, thus exerting greater influence over client buying decisions; 9) CSG’s ability to successfully integrate and manage acquired businesses, technology or assets to achieve the expected strategic, operating and financial goals established for such acquisitions; and 10) CSG’s continued ability to protect its intellectual property rights. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Liz Bauer, Vice President of Investor Relations

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

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January 26, 2010

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	December 31, 2009	December 31, 2008
		(See Note)
ASSETS
Current assets:
Cash and cash equivalents	$163,489	$83,886
Short-term investments	34,888	57,331

Total cash, cash equivalents and short-term investments	198,377	141,217
Trade accounts receivable-Billed, net of allowance of $2,036 and $2,999	107,810	120,278
Unbilled and other	9,140	9,210
Deferred income taxes	16,826	12,755
Income taxes receivable	2,114	—
Other current assets	5,112	4,468

Total current assets	339,379	287,928
Property and equipment, net of depreciation of $88,195 and $80,854	56,799	42,594
Software, net of amortization of $40,266 and $36,385	12,157	9,835
Goodwill	107,052	103,971
Client contracts, net of amortization of $122,666 and $112,675	41,407	34,244
Other assets	4,920	6,199

Total assets	$561,714	$484,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Client deposits	$29,906	$28,629
Trade accounts payable	26,856	22,943
Accrued employee compensation	26,598	22,997
Deferred revenue	26,307	11,487
Income taxes payable	—	4,301
Other current liabilities	9,314	12,896

Total current liabilities	118,981	103,253

Non-current liabilities:
Long-term debt, net of unamortized original issue discount of $12,853 and $24,512	157,447	175,788
Deferred revenue	20,498	9,914
Income taxes payable	5,889	5,132
Deferred income taxes	42,198	20,338
Other non-current liabilities	4,591	5,659

Total non-current liabilities	230,623	216,831

Total liabilities	349,604	320,084

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 35,125,943 shares and 34,720,191 shares outstanding	636	629
Additional paid-in capital	408,722	400,626
Treasury stock, at cost, 28,456,808 shares and 28,206,808 shares	(675,623)	(671,841)
Accumulated other comprehensive income (loss):
Unrealized gain on short-term investments, net of tax	10	241
Unrecognized pension plan losses and prior service costs, net of tax	(919)	(919)
Accumulated earnings	479,284	435,951

Total stockholders’ equity	212,110	164,687

Total liabilities and stockholders’ equity	$561,714	$484,771

Note: The prior year condensed consolidated financial statements have been restated to reflect the adoption of new accounting principles. Information regarding the new accounting principles and the impact of their adoption was included in CSG’s most recent Form 10-Q for the quarter ended September 30, 2009.

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January 26, 2010

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
		(See Note)		(See Note)
Revenues:
Processing and related services	$119,116	$115,919	$464,970	$439,975
Software, maintenance and services	8,671	7,692	35,747	32,082

Total revenues	127,787	123,611	500,717	472,057

Cost of revenues (exclusive of depreciation, shown separately below):
Processing and related services	65,658	58,861	249,335	226,343
Software, maintenance and services	6,818	4,569	26,344	19,007

Total cost of revenues	72,476	63,430	275,679	245,350
Other operating expenses:
Research and development	17,617	17,603	70,113	67,278
Selling, general and administrative	15,619	15,471	59,510	53,857
Depreciation	5,386	4,081	20,069	16,194
Restructuring charges	415	8	599	79

Total operating expenses	111,513	100,593	425,970	382,758

Operating income	16,274	23,018	74,747	89,299

Other income (expense):
Interest expense	(1,298)	(1,679)	(5,660)	(7,132)
Amortization of original issue discount	(2,057)	(2,371)	(8,382)	(9,767)
Gain on repurchase of convertible debt securities	—	3,351	1,468	3,351
Interest and investment income, net	141	1,102	1,194	4,998
Other, net	15	(2)	2	15

Total other	(3,199)	401	(11,378)	(8,535)

Income before income taxes	13,075	23,419	63,369	80,764
Income tax provision	(4,609)	(7,240)	(21,507)	(27,514)

Income from continuing operations	8,466	16,179	41,862	53,250
Discontinued operations:
Income from discontinued operations	—	—	—	—
Income tax benefit	—	—	1,471	323

Discontinued operations, net of tax	—	—	1,471	323

Net income	$8,466	$16,179	$43,333	$53,573

Basic earnings per common share:
Income from continuing operations	$0.25	$0.46	$1.22	$1.53
Discontinued operations, net of tax	—	—	0.04	0.01

Net income	$0.25	$0.46	$1.26	$1.54

Diluted earnings per common share:
Income from continuing operations	$0.24	$0.46	$1.22	$1.53
Discontinued operations, net of tax	—	—	0.04	0.01

Net income	$0.24	$0.46	$1.26	$1.54

Weighted-average shares outstanding – Basic:
Common stock	33,353	33,254	33,228	33,207
Participating restricted stock	963	1,589	1,097	1,602

Total	34,316	34,843	34,325	34,809

Weighted-average shares outstanding – Diluted:
Common stock	33,602	33,296	33,352	33,240
Participating restricted stock	963	1,589	1,097	1,602

Total	34,565	34,885	34,449	34,842

Note: The prior year condensed consolidated financial statements have been restated to reflect the adoption of new accounting principles. Information regarding the new accounting principles and the impact of their adoption was included in CSG’s most recent Form 10-Q for the quarter ended September 30, 2009.

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January 26, 2010

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Year Ended
	December 31, 2009	December 31, 2008
		(See Note)
Cash flows from operating activities:
Net income	$43,333	$53,573
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	20,069	16,194
Amortization	14,325	16,544
Amortization of original issue discount	8,382	9,767
Gain on short-term investments and other	(600)	(1,813)
Gain on repurchase of convertible debt securities	(1,468)	(3,351)
Deferred income taxes	18,492	12,480
Excess tax benefit of stock-based compensation awards	(145)	(238)
Stock-based employee compensation	12,632	11,605
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	12,550	(1,772)
Other current and non-current assets	(779)	1,729
Income taxes payable/receivable	(7,927)	5,369
Trade accounts payable and accrued liabilities	9,037	934
Deferred revenue	25,158	(6,374)

Net cash provided by operating activities	153,059	114,647

Cash flows from investing activities:
Purchases of property and equipment	(40,313)	(21,577)
Purchases of short-term investments	(57,036)	(83,093)
Proceeds from sale/maturity of short-term investments	79,700	36,245
Acquisition of businesses, net of cash acquired	(6,738)	(54,446)
Acquisition of and investments in client contracts	(16,423)	(4,000)

Net cash used in investing activities	(40,810)	(126,871)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,477	1,175
Repurchase of common stock	(6,562)	(5,777)
Payments on acquired equipment financing	(992)	(589)
Repurchase of convertible debt securities	(26,714)	(22,353)
Excess tax benefit of stock-based compensation awards	145	238

Net cash used in financing activities	(32,646)	(27,306)

Net increase (decrease) in cash and cash equivalents	79,603	(39,530)
Cash and cash equivalents, beginning of period	83,886	123,416

Cash and cash equivalents, end of period	$163,489	$83,886

Supplemental disclosures of cash flow information:
Net cash paid during the period for -
Interest	$4,715	$6,231
Income taxes	9,463	9,483

Note: The prior year condensed consolidated financial statements have been restated to reflect the adoption of new accounting principles. Information regarding the new accounting principles and the impact of their adoption was included in CSG’s most recent Form 10-Q for the quarter ended September 30, 2009.

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January 26, 2010

EXHIBIT 1

CSG SYSTEMS INTERNATIONAL, INC.

DISCLOSURES FOR NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures – Historical Results

Non-GAAP Operating Income:

CSG’s calculation of non-GAAP operating income begins with GAAP operating income and adds back the impact of CSG’s transition of its data center services (Data Center Transition Expenses). The reconciliations of GAAP operating income to non-GAAP operating income for the indicated quarters and years then ended are as follows (in thousands, except percentages):

	Quarter Ended December 31, 2009		Quarter Ended December 31, 2008
	Amounts	% of Revenues	Amounts	% of Revenues
GAAP operating income	$16,274	12.7%	$23,018	18.6%
Data Center Transition Expenses	6,271	4.9%	—	—

Non-GAAP operating income	$22,545	17.6%	$23,018	18.6%

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Amounts	% of Revenues	Amounts	% of Revenues
GAAP operating income	$74,747	14.9%	$89,299	18.9%
Data Center Transition Expenses	15,486	3.1%	—	—

Non-GAAP operating income	$90,233	18.0%	$89,299	18.9%

Non-GAAP EPS:

For 2009 and 2008, CSG’s calculation of non-GAAP EPS begins with GAAP EPS from continuing operations and then excludes the following items from continuing operations on a tax-affected, per diluted share basis: (i) CSG’s Data Center Transition Expenses; (ii) amortization of the original issue discount (OID) for CSG’s convertible debt securities; and (iii) the gain on the repurchase of CSG’s convertible debt securities. The reconciliations of GAAP EPS from continuing operations to non-GAAP EPS for the indicated quarters and years then ended are as follows (in thousands, except per share amounts):

	Quarter Ended December 31, 2009		Quarter Ended December 31, 2008
	Pretax Amount (1)	Per Diluted Share Impact (2)	Pretax Amount (1)	Per Diluted Share Impact (2)
GAAP income before income taxes	$13,075	$0.24	$23,419	$0.46
Data Center Transition Expenses	6,271	0.12	—	—
Amortization of original issue discount	2,057	0.04	2,371	0.05
Gain on repurchase of convertible debt securities	—	—	(3,351)	(0.07)

Non-GAAP income before income taxes	$21,403	$0.40	$22,439	$0.44

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January 26, 2010

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Pretax Amount (1)	Per Diluted Share Impact (2)	Pretax Amount (1)	Per Diluted Share Impact (2)
GAAP income before income taxes	$63,369	$1.22	$80,764	$1.53
Data Center Transition Expenses	15,486	0.29	—	—
Amortization of original issue discount	8,382	0.16	9,767	0.18
Gain on repurchase of convertible debt securities	(1,468)	(0.03)	(3,351)	(0.06)

Non-GAAP income before income taxes	$85,769	$1.64	$87,180	$1.65

(1)	These items (on a pretax basis) are calculated in accordance with GAAP, and are reflected as part of results of operations in the accompanying Unaudited Condensed Consolidated Statements of Income.
(2)	These items represent the after-tax impact to net income on a per diluted share basis using: (i) CSG’s effective income tax rates of approximately 35% and 34%, respectively, for the quarter and year ended December 31, 2009, and 31% and 34%, respectively, for the quarter and year ended December 31, 2008; and (ii) weighted-average diluted shares outstanding of 34.6 million and 34.4 million, respectively, for the quarter and year ended December 31, 2009, and 34.9 million and 34.8 million, respectively, for the quarter and year ended December 31, 2008.

Non-GAAP Financial Measures – 2010 Financial Guidance

Non-GAAP Operating Income:

The reconciliation of GAAP operating income margin to non-GAAP operating income margin as included in CSG’s 2010 full year financial guidance is as follows:

2010 Guidance
GAAP operating income margin	14.0%
Data Center Transition Expenses as a percentage of total revenues (3)	4.5%

Non-GAAP operating income margin (“mid-18% range”)	18.5%

(3)	This represents the pretax impact of the estimated 2010 Data Center Transition Expenses of approximately $22 million to $25 million on CSG’s operating income margin.

Non-GAAP EPS:

Beginning in 2010, CSG has modified its calculation of non-GAAP EPS. Going forward, the calculation of CSG’s non-GAAP EPS will continue to exclude the same items as in 2009, and now will also exclude the impact of stock-based compensation and the amortization of acquired intangible assets, on a tax-affected, per diluted share basis. CSG believes the exclusion of these additional items in its non-GAAP EPS is more consistent with the method used by other companies in similar industries, and thus, will further enhance the supplemental information regarding CSG’s performance.

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January 26, 2010

The reconciliation of GAAP EPS from continuing operations to non-GAAP EPS as included in CSG’s 2010 full year financial guidance is as follows. Included in the table below are the 2009 actual results of operations presented on the same basis, for comparison purposes:

		2010 Guidance Range (4)
	2009 Actual Results (5)	Low Range	High Range
GAAP EPS from continuing operations	$1.22	$1.13	$1.16
Data Center Transition Expenses (6)	0.29	0.42	0.47
Amortization of original issue discount (7)	0.16	0.16	0.16
Gain on repurchase of convertible debt securities (8)	(0.03)	—	—
Stock-based compensation (9)	0.24	0.25	0.25
Amortization of acquired intangible assets (10)	0.12	0.09	0.09

Non-GAAP EPS	$2.00	$2.05	$2.13

(4)	The after-tax impact of these items is calculated using CSG’s estimated full year 2010 effective income tax rate of approximately 35%, and using the estimated weighted-average diluted shares outstanding of 34.4 million for 2010.
(5)	These 2009 items represent the after-tax impact to net income on a per diluted share basis using: (i) CSG’s 2009 effective tax rate of approximately 34%, and (ii) CSG’s 2009 weighted average diluted shares outstanding of 34.4 million.
(6)	This represents the after-tax impact on a per diluted share basis of the full year Data Center Transition Expenses of $15.5 million in 2009, and of approximately $22 million to $25 million estimated in 2010.
(7)	This represents the after-tax impact on a per diluted share basis of the full year expense related to the amortization of the OID expense for CSG’s convertible debt securities of $8.4 million in 2009, and of approximately $9 million estimated in 2010.
(8)	This represents the after-tax impact on a per diluted share basis of the gain on the repurchase of convertible debt securities of $1.5 million in 2009. At this time, CSG’s 2010 guidance does not assume any debt repurchases of its convertible debt securities.
(9)	This represents the after-tax impact on a per diluted share basis of the full year stock-based compensation expense of $12.6 million in 2009, and of approximately $13 million estimated in 2010.
(10)	This represents the after-tax impact on a per diluted share basis of the full year amortization of acquired intangible assets expense of $6.1 million in 2009, and of approximately $5 million estimated in 2010.

Use of Non-GAAP Financial Measures and Limitations

To supplement its consolidated financial statements presented in accordance with GAAP, CSG uses the following non-GAAP financial measures: non-GAAP operating income and non-GAAP EPS. CSG believes that these non-GAAP financial measures provide investors with greater transparency to the information used by CSG’s management in its financial and operational decision making. CSG uses these non-GAAP financial measures for the following items:

•	Certain internal financial planning, reporting, and analysis,

•	Forecasting and budgeting purposes,

•	Certain management compensation incentives, and

•	Communications with CSG’s Board of Directors, stockholders, financial analysts, and investors.

CSG Systems International, Inc.

January 26, 2010

These non-GAAP financial measures are provided with the intent of providing investors with the following information:

•	A more complete understanding of CSG’s underlying operational results, trends, performance, and cash generating capabilities,

•	Consistency and comparability with CSG’s historical financial results, and

•	Comparability to similar companies, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures are not measures of performance under GAAP, and therefore should not be considered in isolation or as a substitute for GAAP financial information. Limitations with the use of non-GAAP financial measures include the following items:

•	Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles.

•	The way in which CSG calculates non-GAAP financial measures may differ from the way in which other companies calculate similar non-GAAP financial measures.

•	Non-GAAP financial measures do not include all items of income and expense that affect CSG’s operations and that are required by GAAP to be included in financial statements.

•	Certain adjustments to CSG’s non-GAAP financial measures result in the exclusion of items that are recurring and will be reflected in CSG’s financial statements in future periods.

•	Certain charges excluded from CSG’s non-GAAP financial measures are cash expenses, and therefore do impact CSG’s cash position.

CSG compensates for these limitations by relying primarily on its GAAP results and using non-GAAP financial measures as a supplement only. Additionally, CSG provides specific information regarding the GAAP amounts excluded from the non-GAAP financial measures and reconciles each non-GAAP financial measure to the most directly comparable GAAP measure.

Non-GAAP Financial Measures: Basis of Presentation

Non-GAAP Operating Income:

CSG’s calculation of non-GAAP operating income begins with GAAP operating income and adds back the impact of CSG’s transition of its data center transition expenses. Non-GAAP operating income as a percentage of total revenues (also referred to as “non-GAAP operating income margin”) is calculated by taking non-GAAP operating income and dividing it by total revenues for the respective period. The Data Center Transition Expenses are considered a unique and infrequent occurrence for CSG, and therefore are not reflective of CSG’s recurring core business operating results. The exclusion of these costs in calculating CSG’s non-GAAP operating income and non-GAAP operating income margin allows management and investors an additional means to compare CSG’s current operating results with historical and future periods.

CSG Systems International, Inc.

January 26, 2010

Non-GAAP EPS:

For 2009 and 2008 historical results, CSG’s calculation of non-GAAP EPS begins with GAAP EPS from continuing operations and then excludes the following items from continuing operations on a tax-affected, per diluted share basis: (i) CSG’s Data Center Transition Expenses; (ii) amortization of the original issue discount (OID) for CSG’s convertible debt securities; and (iii) the gain on the repurchase of CSG’s convertible debt securities. CSG believes this presentation provides meaningful supplemental information regarding CSG’s performance, and these items are excluded in CSG’s determination of non-GAAP financial information for the following reasons:

•

The Data Center Transition Expenses and any gains on the repurchase of CSG’s convertible debt securities are considered unique and infrequent in occurrence for CSG, and therefore are not reflective of CSG’s recurring core business operating results. The exclusion of these items in calculating CSG’s non-GAAP financial measures allows management and investors an additional means to compare CSG’s current operating results with historical and future periods.

•

The amortization of the convertible debt securities OID is additional interest expense as a result of the adoption of a new accounting pronouncement effective January 1, 2009. The exclusion of these costs in calculating CSG’s non-GAAP financial measures allows management and investors an additional means to compare CSG’s current interest expense with historical periods prior to the adoption of this new accounting pronouncement. In addition, the interest expense related to the amortization of the OID is a non-cash expense, and therefore the exclusion of this item allows investors to further evaluate the cash interest costs of CSG’s convertible debt securities for cash flow, liquidity, and debt service purposes.

Beginning in 2010, CSG has modified it calculation of non-GAAP EPS. Going forward, the calculation of CSG’s non-GAAP EPS will continue to exclude those items noted above, but now will also exclude the impact of stock-based compensation and the amortization of acquired intangible assets, on a tax-affected, per diluted share basis. CSG believes the exclusion of these additional items in its non-GAAP EPS is more consistent with the method used by other companies in similar industries, and thus, will further enhance the supplemental information regarding CSG’s performance. These additional items are excluded in CSG’s determination of non-GAAP financial information going forward for the following reasons:

•

Stock-based compensation results from CSG’s issuance of its common stock to its employees under incentive compensation programs. The amount of this incentive compensation in any period is not generally linked to the level of performance by employees or CSG, but instead more dependent on CSG’s stock price at the stock grant date, and the employee service period over which the equity awards vest. The exclusion of these costs in calculating CSG’s non-GAAP EPS allows management and investors an additional means to evaluate the non-cash costs related to compensation included in CSG’s results of operations. In addition, the stock-based compensation expense is a non-cash expense, and therefore the exclusion of this item allows investors to further evaluate the cash generating capabilities of CSG’s business.

CSG Systems International, Inc.

January 26, 2010

•

Amortization of acquired intangible assets results from the acquisition of businesses. A portion of the purchase price in an acquisition is allocated to the acquired intangible assets (e.g., software, client relationships, etc.) acquired, and is then amortized to expense over the estimated useful life of the respective intangible asset. This annual amortization expense is generally unchanged from the initial estimates, regardless of performance of the acquired business in any one period. Also, the value assigned to acquired intangible assets in a business combination is based on various estimates and valuation techniques, and does not necessarily represent the costs CSG would incur to develop such capabilities internally. Additionally, amortization of acquired intangible assets can be inconsistent in amount and frequency, and can be significantly affected by the timing and size of an acquisition. The exclusion of these costs in calculating CSG’s non-GAAP EPS allows management and investors an additional means to evaluate the non-cash costs related to acquisitions included in CSG’s subsequent results of operations. In addition, the amortization of acquired intangible assets is a non-cash expense, and therefore the exclusion of this item allows investors to further evaluate the cash generating capabilities of CSG’s business.

For additional information regarding CSG’s calculation of non-GAAP EPS going forward, including its application to comparable prior period results, please refer to the Investor Relations section of our website at www.csgsystems.com.